                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. )(1)

                           Penwest Pharmaceuticals Co.
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.001 Par Value Per Share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    709754105
 -------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  March 2, 2007
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

      / /  Rule 13d-1(b)

      /x/  Rule 13d-1(c)

      / /  Rule 13d-1(d)

--------
      (1)      The  remainder  of this  cover  page  shall be  filled  out for a reporting person's initial filing on this form with respect to the subject class of securities,  and for any subsequent  amendment  containing  information which would alter the disclosures provided in a prior cover page.

               The  information  required  in the  remainder  of this cover page shall  not be  deemed  to be  "filed"  for  the  purpose  of  Section  18 of the
Securities  Exchange Act of 1934 or otherwise subject to the liabilities of that section  of the Act but  shall be  subject  to all other  provisions  of the Act
(however, SEE the NOTES).

----------------------                                    ----------------------
CUSIP No. 709754105                   13G                    Page 2 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND, LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  225,562 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              225,562 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    225,562 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    1.0%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 709754105                   13G                    Page 3 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND (OFFSHORE), LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  226,912 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              226,912 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    226,912 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    1.0%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 709754105                   13G                    Page 4 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND II, LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  184,058 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              184,058 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    184,058 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0.8%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 709754105                   13G                    Page 5 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND II (OFFSHORE), LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  340,602 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              340,602 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    340,602 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    1.5%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 709754105                   13G                    Page 6 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND II (QP), LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  192,897 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              192,897 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    192,897 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0.8%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                   PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 709754105                   13G                    Page 7 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    CANDENS CAPITAL, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   602,517 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              602,517 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    602,517 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    2.6%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                   OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 709754105                   13G                    Page 8 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER CAPITAL MANAGEMENT, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   567,514 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              567,514 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    567,514 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    2.5%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                   OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 709754105                   13G                    Page 9 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    GABE HOFFMAN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   1,170,031 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              1,170,031 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,170,031 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    5.1%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                   IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 709754105                   13G                    Page 10 of 17 Pages
----------------------                                    ----------------------

Item 1(a).  Name of Issuer:

            Penwest Pharmaceuticals Co.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            39 Old Ridgebury Road, Suite 11
            Danbury, CT 06810-5120

Item 2(a).  Name of Person Filing:

            This statement is jointly filed by Accipiter Life Sciences Fund, LP, a Delaware  limited  partnership  ("ALSF"),  Accipiter Life Sciences
            Fund  (Offshore),  Ltd.,  a  Cayman  Islands  company  ("Offshore"),
            Accipiter Life Sciences Fund II, LP, a Delaware limited  partnership
            ("ALSF II"),  Accipiter  Life Sciences Fund II  (Offshore),  Ltd., a
            Cayman Islands Company ("Offshore II"), Accipiter Life Sciences Fund
            II (QP), LP, a Delaware  limited  partnership  ("QP II"),  Accipiter
            Capital  Management,  LLC,  a  Delaware  limited  liability  company
            ("Management"),  Candens Capital,  LLC, a Delaware limited liability company  ("Candens") and Gabe Hoffman  (together with ALSF, ALSF II,
            Offshore, Offshore II, QP II, Management and Candens, the "Reporting
            Person").  Because Gabe  Hoffman is the  managing  member of Candens
            (Gabe  Hoffman  and  Candens  are  hereinafter  referred  to as  the
            "Domestic  Controlling  Persons"),  which  in  turn  is the  general partner of ALSF,  ALSF II and QP II, and because Gabe Hoffman is the managing  member of  Management  (Gabe  Hoffman and  Management  are hereinafter referred to as the "Foreign Controlling Persons"), which in turn is the  investment  manager of Offshore and Offshore II, the
            Domestic  Controlling Persons and Foreign Controlling Persons may be
            deemed,  pursuant to Rule 13d-3 of the  Securities  Exchange  Act of
            1934,  as amended (the "Act"),  to be the  beneficial  owners of all shares of Common Stock held by ALSF, ALSF II, Offshore,  Offshore II and QP II. The Reporting Persons are filing this joint statement, as they may be considered a "group" under Section  13(d)(3) of the Act.
            However,  neither  the fact of this  filing nor  anything  contained herein shall be deemed to be an admission by the  Reporting  Persons that such a group exists.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            399 Park Avenue, 38th Floor
            New York, New York 10022

Item 2(c).  Citizenship:

            ALSF, ALSF II, QP II, Candens and Management are organized under the laws  of  the  State  of  Delaware.  Offshore  and  Offshore  II are
            organized  under the laws of the Cayman  Islands.  Gabe Hoffman is a citizen of the United States of America.

Item 2(d).  Title of Class of Securities:

            Common Stock

----------------------                                    ----------------------
CUSIP No. 709754105                   13G                    Page 11 of 17 Pages
----------------------                                    ----------------------

Item 2(e).  CUSIP Number:

            709754105

Item        3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b)
            or (c), Check Whether the Person Filing is a:

            /X/   Not Applicable

            (a)   / /  Broker  or  dealer  registered  under  Section  15 of the
                       Exchange Act.

            (b)   / /  Bank as defined in Section 3(a)(6) of the Exchange Act.

            (c)   / /  Insurance  company as defined in Section  3(a)(19) of the
                       Exchange Act.

            (d)   / /  Investment  company  registered  under  Section  8 of the
                       Investment Company Act.

            (e)   / /  An   investment   adviser   in   accordance   with   Rule
                       13d-1(b)(1)(ii)(E).

            (f)   / /  An employee  benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

            (g)   / /  A parent holding  company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

            (h)   / /  A savings  association  as defined in Section 3(b) of the
                       Federal Deposit Insurance Act.

            (i)   / /  A church plan that is excluded from the  definition of an
                       investment   company  under   Section   3(c)(14)  of  the
                       Investment Company Act.

            (j)   / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership

            The percentages  reported herein are calculated  based on 23,043,443 shares of Common  Stock  outstanding  as of  November  3,  2006,  as reported in the  Issuer's  Form 10-Q filed with the  Securities  and
            Exchange Commission on November 9, 2006.

            See Cover Pages Items 5-11.

Item 5.     Ownership of Five Percent or Less of a Class.

            If this  statement  is being filed to report the fact that as of the date hereof the reporting  person has ceased to be the beneficial  owner of more than five percent of the class of securities, check the following [].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable

----------------------                                    ----------------------
CUSIP No. 709754105                   13G                    Page 12 of 17 Pages
----------------------                                    ----------------------

Item 7.     Identification and Classification of the Subsidiary Which
            Acquired the Security Being Reported on by the Parent Holding
            Company or Control Person.

            Not Applicable

Item 8.     Identification and Classification of Members of the Group.

            See Exhibit A.

Item 9.     Notice of Dissolution of Group.

            Not Applicable

Item 10.    Certifications.

            By signing  below I certify  that,  to the best of my knowledge  and belief, the securities  referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing  the control of the issuer of the  securities  and were not acquired and are not held in  connection with or as a participant in any transaction having that purpose or effect.

----------------------                                    ----------------------
CUSIP No. 709754105                   13G                    Page 13 of 17 Pages
----------------------                                    ----------------------

                                  SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief,
I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 9, 2007                    ACCIPITER LIFE SCIENCES FUND, LP

                                         By:  Candens Capital, LLC
                                              its general partner

                                         By:  /s/ Gabe Hoffman
                                              ----------------------------------
                                              Gabe Hoffman, Managing Member

                                         ACCIPITER LIFE SCIENCES FUND II, LP

                                         By:  Candens Capital, LLC
                                              its general partner

                                         By:  /s/ Gabe Hoffman
                                              ----------------------------------
                                              Gabe Hoffman, Managing Member

                                         ACCIPITER LIFE SCIENCES FUND
                                         (OFFSHORE), LTD.

                                         By:  Accipiter Capital Management, LLC
                                              its investment manager

                                         By:  /s/ Gabe Hoffman
                                              ----------------------------------
                                              Gabe Hoffman, Managing Member

                                         ACCIPITER LIFE SCIENCES FUND II
                                         (OFFSHORE), LTD.

                                         By:  Accipiter Capital Management, LLC
                                              its investment manager

                                         By:  /s/ Gabe Hoffman
                                              ----------------------------------
                                              Gabe Hoffman, Managing Member

----------------------                                    ----------------------
CUSIP No. 709754105                   13G                    Page 14 of 17 Pages
----------------------                                    ----------------------

                                         ACCIPITER LIFE SCIENCES FUND II (QP),
                                         LP

                                         By:  Candens Capital, LLC
                                              its general partner

                                         By:  /s/ Gabe Hoffman
                                              ----------------------------------
                                              Gabe Hoffman, Managing Member

                                         ACCIPITER CAPITAL MANAGEMENT, LLC

                                         By:  /s/ Gabe Hoffman
                                              ----------------------------------
                                              Gabe Hoffman, Managing Member

                                         CANDENS CAPITAL, LLC

                                         By:  /s/ Gabe Hoffman
                                              ----------------------------------
                                              Gabe Hoffman, Managing Member

                                         /s/ Gabe Hoffman
                                         ---------------------------------------
                                         GABE HOFFMAN

----------------------                                    ----------------------
CUSIP No. 709754105                   13G                    Page 15 of 17 Pages
----------------------                                    ----------------------

                                EXHIBIT INDEX

      The following document is filed herewith:

          (a)     Joint  Filing  Agreement  dated March 9, 2007 among  Accipiter
                  Life Sciences Fund,  LP,  Accipiter Life Sciences Fund II, LP,
                  Accipiter Life Sciences Fund (Offshore),  Ltd., Accipiter Life
                  Sciences Fund II  (Offshore),  Ltd.,  Accipiter  Life Sciences
                  Fund II (QP), LP, Accipiter Capital  Management,  LLC, Candens
                  Capital, LLC and Gabe Hoffman.

----------------------                                    ----------------------
CUSIP No. 709754105                   13G                    Page 16 of 17 Pages
----------------------                                    ----------------------

                                  EXHIBIT A

                            JOINT FILING AGREEMENT

      The  undersigned  hereby  agree that the  Statement  on Schedule 13G dated
March  9,  2007  with   respect  to  the  shares  of  Common  Stock  of  Penwest
Pharmaceuticals  Co. and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned  pursuant to and  in  accordance  with  the  provisions  of  Rule  13d-1(k)(1)  under  the
Securities Exchange Act of 1934, as amended.

Dated:  March 9, 2007                    ACCIPITER LIFE SCIENCES FUND, LP

                                         By:  Candens Capital, LLC
                                              its general partner

                                         By:  /s/ Gabe Hoffman
                                              ----------------------------------
                                              Gabe Hoffman, Managing Member

                                         ACCIPITER LIFE SCIENCES FUND II, LP

                                         By:  Candens Capital, LLC
                                              its general partner

                                         By:  /s/ Gabe Hoffman
                                              ----------------------------------
                                              Gabe Hoffman, Managing Member

                                         ACCIPITER LIFE SCIENCES FUND
                                         (OFFSHORE), LTD.

                                         By:  Accipiter Capital Management, LLC
                                              its investment manager

                                         By:  /s/ Gabe Hoffman
                                              ----------------------------------
                                              Gabe Hoffman, Managing Member

                                         ACCIPITER LIFE SCIENCES FUND II
                                         (OFFSHORE), LTD.

                                         By:  Accipiter Capital Management, LLC
                                              its investment manager

                                         By:  /s/ Gabe Hoffman
                                              ----------------------------------
                                              Gabe Hoffman, Managing Member

----------------------                                    ----------------------
CUSIP No. 709754105                   13G                    Page 17 of 17 Pages
----------------------                                    ----------------------

                                         ACCIPITER LIFE SCIENCES FUND II (QP),
                                         LP

                                         By:  Candens Capital, LLC
                                              its general partner

                                         By:  /s/ Gabe Hoffman
                                              ----------------------------------
                                              Gabe Hoffman, Managing Member

                                         ACCIPITER CAPITAL MANAGEMENT, LLC

                                         By:  /s/ Gabe Hoffman
                                              ----------------------------------
                                              Gabe Hoffman, Managing Member

                                         CANDENS CAPITAL, LLC

                                         By:  /s/ Gabe Hoffman
                                              ----------------------------------
                                              Gabe Hoffman, Managing Member

                                         /s/ Gabe Hoffman
                                         ---------------------------------------
                                         GABE HOFFMAN